Quotient Technology Inc. Reports Second Quarter 2016 Financial Results

Revenue increases 20% year over year; Company raises full year guidance

Company appoints Ron J. Fior as Chief Financial Officer

MOUNTAIN VIEW, Calif., Aug. 2, 2016 /PRNewswire/ -- Quotient Technology Inc. (NYSE: QUOT), a leading digital promotions and media company that connects brands, retailers, and shoppers, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

  Total revenue was $67.2 million in Q2 2016, a 20% increase over Q2 2015.
  Revenue from media increased 9% from a year ago.
  GAAP net loss for Q2 2016 was $3.5 million, as compared to GAAP net loss $9.3 million in Q2 2015.
  Adjusted EBITDA was $8.1 million, as compared to $4.6 million a year ago.
  Cash generated by operations in Q2 2016 was $4.8 million, as compared to $6.9 million in the same period of 2015.
  Total digital coupon transactions during Q2 were 535 million, up 44% over Q2 2015.

"We delivered a strong second quarter, as we continued to provide value to CPGs, retailers and shoppers. This quarter we expanded our reach of Retailer iQ and saw great momentum in targeted offers. We also launched a new targeted media offering that uses point of sale data to measure real-time incremental sales and attribute them to specific digital media programs," said Steven Boal, CEO.

Boal added, "CPG brands and retailers continue to embrace digital marketing strategies, as they realize the important role personalized and targeted marketing plays in an increasingly competitive environment. Additionally, retailers that conduct digital marketing activities more frequently on Retailer iQ show higher levels of shopper adoption and engagement than retailers who are less active on the platform. As we enter the second half of 2016, we see continued momentum in the business and are raising full year revenue and Adjusted EBITDA guidance."

Total revenue for the three months ended June 30, 2016 was $67.2 million, as compared to $55.9 million for the comparable period in 2015. GAAP net loss for the three months ended June 30, 2016 was $3.5 million, which included $7.3 million in stock-based compensation expense, $5.0 million in depreciation and amortization expense, and a benefit of $1.0 million due to the change in fair value of contingent consideration related to our acquisition of Shopmium. GAAP net loss in Q2 2015 was $9.3 million, which included $8.5 million in stock-based compensation expense, $3.9 million in depreciation and amortization expense, and a charge of $2.1 million due to the change in fair value of contingent consideration related to our acquisition of Eckim. Adjusted EBITDA for the three months ended June 30, 2016 was $8.1 million, as compared to $4.6 million for the comparable period in 2015.

Total revenue for the six months ended June 30, 2016 was $133.3 million, as compared to $111.4 million for the comparable period in 2015. GAAP net loss for the six months ended June 30, 2016 was $11.7 million, which included $14.9 million in stock-based compensation expense, $10.1 million in depreciation and amortization expense, and a benefit of $1.1 million due to the change in fair value of contingent consideration related to our acquisition of Shopmium. For comparison, GAAP net loss for six months ended June 30, 2015 was $13.3 million, which included $17.4 million in stock-based compensation expense, $7.8 million in depreciation and amortization expense, and a charge of $1.7 million due to the change in fair value of contingent consideration related to our acquisition of Eckim. Adjusted EBITDA for the first six months of 2016 was $12.4 million, as compared to $8.6 million for the first six months of last year.

Company Appoints Ron Fior as CFO

The Company today also announced, in a separate press release, the appointment of Ron Fior as its CFO, effective August 10, 2016. He brings more than 30 years of public and private company experience and will be responsible for all finance and information technology functions at Quotient. Mr. Fior most recently was CFO of Good Technology, a mobile security software company that was acquired by BlackBerry Inc. in 2015.

Business Highlights

Retailer iQ continues to expand

  In the second quarter, total digital paperless transactions represented 63% of all transactions in the second quarter. Retailer iQ transactions were 68% of all digital paperless transactions.
  The Company currently has 18 major retail banners implemented and 13 marketing.
  Expanded shopper reach on Retailer iQ with first Club retailer signed onto the platform.
  The Company has strategically started to address the fragmented, long tail of the U.S. retailer market that is estimated to be approximately $100 billion in total annual sales. Through partners, Retailer iQ can more efficiently serve a broader set of retailers and shoppers.

CPGs use platform to influence shoppers at the right times

  In the second quarter, Quotient launched over 80 targeted promotional offers, representing over 30 brands and over 10 times the number of offers in the first quarter. Targeted promotions enable CPGs to digitally market offers with greater precision. Early data indicates targeted offers increase shopper basket size and are redeemed at two times the rate when compared to un-targeted offers.
  Quotient recently released a new media offering in which CPGs can target audiences and measure real time incremental sales attributable to those specific digital media programs. Available on mobile and desktop, CPGs are able to manage performance and adjust for in-flight campaign optimization.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the third quarter 2016, total revenue is expected to be in the range of $65.0 million to $67.0 million. Adjusted EBITDA for the third quarter 2016 is expected to be in the range of $5.5 million to $6.5 million.

For the full year 2016, total revenue is expected to be in the range of $265.0 million to $270.0 million. Adjusted EBITDA for the full year 2016 is expected to be in the range of $25.0 million to $27.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Quotient CEO Steven Boal, CFO Jennifer Ceran, and President and COO Mir Aamir will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EDT / 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 20910048 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient's management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as the Company's management and board of directors. Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, gain on sale of a right to use a web domain name and change in fair value of contingent consideration.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of interest expense, other income (expense) net, income taxes, depreciation and amortization, stock-based compensation, gain on sale of right to use a web domain, and change in fair value of contingent consideration; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning Quotient's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include Quotient's current expectations with respect to revenues and Adjusted EBITDA for the third quarter and full year 2016, Quotient's expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations regarding its partner program and its ability to grow and perform and meet the expectations of consumers, retailers and CPGs, Quotient's expectations regarding the future demand and behavior of consumers, retailers and CPGs, Quotient's expectations regarding its targeted promotions and targeted media offerings and Quotient's expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Quotient's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, Quotient's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company's ability to adapt to changes in consumer habits, including mobile device usage; seasonal variations in consumer behavior; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company's platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms and add retailers to such platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks distribution and channel partners, and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel, and other factors identified in Quotient's filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on May 6, 2016. Additional information will also be set forth in Quotient's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT), formerly Coupons.com Incorporated, is a leading digital promotions and media company that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes and card linked offers. We operate Retailer iQ, a real-time digital coupon platform that connects into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns, including display and video advertising. Our distribution network includes our flagship site, Coupons.com, our mobile applications, Coupons.com, Grocery iQ, Shopmium, and the more than 30,000 publisher partners that have registered with us. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Learn more about the company at http://quotient.com or follow us on Twitter @Quotient

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$ 131,424	$ 134,947
Short-term investments	25,060	25,000
Accounts receivable, net	61,309	63,239
Prepaid expenses and other current assets	7,826	5,297
Total current assets	225,619	228,483
Property and equipment, net	20,964	25,128
Intangible assets, net	12,791	14,880
Goodwill	43,895	43,895
Other assets	7,731	8,685
Total assets	$ 311,000	$ 321,071
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 5,789	$ 8,187
Accrued compensation and benefits	10,931	15,237
Other current liabilities	15,943	20,170
Deferred revenues	7,162	7,342
Total current liabilities	39,825	50,936
Other non-current liabilities	263	5
Deferred rent	1,903	701
Contingent consideration related to acquisitions	687	1,407
Deferred tax liabilities	2,621	2,532
Total liabilities	45,299	55,581

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	593,516	570,588
Treasury stock, at cost	(96,449)	(85,427)
Accumulated other comprehensive loss	(741)	(747)
Accumulated deficit	(230,626)	(218,925)
Total stockholders' equity	265,701	265,490
Total liabilities and stockholders' equity	$ 311,000	$ 321,071

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$67,247	$55,867	$133,298	$111,429
Costs and expenses:
Cost of revenues (1)	25,162	22,122	50,374	43,989
Sales and marketing (1)	22,741	21,834	47,241	42,918
Research and development (1)	12,473	11,839	26,005	24,781
General and administrative (1)	11,103	7,867	22,353	16,358
Change in fair value of contingent consideration	(966)	2,076	(1,068)	1,722
Total costs and expenses	70,513	65,738	144,905	129,768
Loss from operations	(3,266)	(9,871)	(11,607)	(18,339)
Interest expense	—	(82)	-	(162)
Gain on sale of a right to use a web domain name	—	—	-	4,800
Other income (expense), net	(172)	40	20	(21)
Loss before income taxes	(3,438)	(9,913)	(11,587)	(13,722)
Provision for (benefit from) income taxes	68	(571)	114	(379)
Net loss	$ (3,506)	$ (9,342)	$ (11,701)	$ (13,343)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.04)	$ (0.11)	$ (0.14)	$ (0.16)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	83,186	82,980	82,852	82,575

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of revenues	$ 476	$ 433	$ 961	$ 882
Sales and marketing	1,508	3,432	3,072	6,373
Research and development	1,624	2,266	3,847	5,050
General and administrative	3,701	2,376	7,039	5,134
Total stock-based compensation	$ 7,309	$ 8,507	$ 14,919	$ 17,439

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$ (11,701)	$ (13,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,108	7,780
Stock-based compensation	14,919	17,439
Amortization of debt issuance cost	—	38
Loss on disposal of property and equipment	216	—
Gain on sale of a right to use a web domain name	—	(4,800)
Allowance for doubtful accounts	151	(34)
Deferred income taxes	114	(525)
Change in fair value of contingent consideration	(1,068)	1,722
Changes in operating assets and liabilities:
Accounts receivable	1,779	2,255
Prepaid expenses and other current assets	(1,645)	(1,213)
Accounts payable and other current liabilities	(3,402)	1,358
Accrued compensation and benefits	(4,306)	(5,391)
Deferred revenues	(180)	764
Net cash provided by operating activities	4,985	6,050

Cash flows from investing activities:
Purchases of property and equipment	(3,469)	(3,961)
Purchase of intangible assets	—	(35)
Purchase of short-term investment	(25,060)	—
Proceeds from maturity of short-term investment	25,000	—
Proceeds from sale of a right to use a web domain name	—	4,800
Net cash provided by (used in) investing activities	(3,529)	804

Cash flows from financing activities:
Proceeds from issuance of common stock	6,066	4,218
Repurchases of common stock	(11,022)	(2,082)
Principal payments on capital lease obligations	(26)	(30)
Net cash (used in) provided by financing activities	(4,982)	2,106
Effect of exchange rates on cash and cash equivalents	3	-
Net (decrease) increase in cash and cash equivalents	(3,523)	8,960
Cash and cash equivalents at beginning of period	134,947	201,075
Cash and cash equivalents at end of period	$131,424	$210,035

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$ (3,506)	$ (9,342)	$ (11,701)	$(13,343)
Adjustments:
Stock-based compensation	7,309	8,507	14,919	17,439
Depreciation and amortization	4,980	3,872	10,108	7,780
Change in fair value of contingent consideration	(966)	2,076	(1,068)	1,722
Interest expense	—	82	—	162
Other (income) expense, net	172	(40)	(20)	21
Provision for (benefit from) income taxes	68	(571)	114	(379)
Gain on sale of a right to use a web domain name	—	—	—	(4,800)

Total adjustments	$11,563	$13,926	$ 24,053	$ 21,945

Adjusted EBITDA	$ 8,057	$ 4,584	$ 12,352	$ 8,602

Transactions (1)	534,854	372,006	1,072,039	784,647

(1) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

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CONTACT: Investor Relations Contact: Stacie Clements, Vice President, Investor Relations, Phone: 650-605-4535, ir@quotient.com; Media Contact: Paul Sloan, Vice President, Communications, Phone: 650-396-8754, press@quotient.com